SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

|_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR

For Period Ended: March 31, 2000

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

     For the Transition Period Ended: __________________________________________

--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

  If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION
--------------------------------------------------------------------------------


Full Name of Registrant:   PEREGRINE INDUSTRIES, INC.
                           -----------------------------------------------------

       Former Name if Applicable:_______________________________________________

       730 South Military Trail
--------------------------------------------------------------------------------
       Address of Principal Executive Office (Street and Number)

       Deerfield Beach, Florida 33442
--------------------------------------------------------------------------------
       City, State and Zip Code

--------------------------------------------------------------------------------
PART II -- RULE 12b-25(b) AND (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable| effort or expense;

[X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
PART III -- NARRATIVE
--------------------------------------------------------------------------------

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

     The Company could not obtain all the required information, particularly the financial information, necessary to complete the Form 10-KSB filing.

--------------------------------------------------------------------------------
PART IV--OTHER INFORMATION
--------------------------------------------------------------------------------

         (1) Name and telephone number of person to contact in regard to this notification:

Roxanne K. Beilly, Esq.,  counsel to the Company          (954) 766-7833
--------------------------------------------------------------------------------
                  (Name)                          (Area Code) (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No


         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           Peregrine Industries, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                     PEREGRINE INDUSTRIES, INC.



Date: May 15, 2000                   By: /s/ Merrill A. Yarbrough
                                         ---------------------------------------
                                     Its: Chief Executive Officer





                                       3